Exhibit 13.1.

Written Statement of the Chief Executive Officer

pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of Compagnie Générale de Géophysique – Veritas (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 20-F of the Company for the year ended December 31, 2012 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ JEAN-GEORGES MALCOR
Jean-Georges Malcor
Chief Executive Officer

April 25, 2013

A signed original of this written statement required by Section 906 has been provided to Compagnie Generale de Geophysique – Veritas and will be retained by Compagnie Generale de Geophysique – Veritas and furnished to the Securities and Exchange Commission or its staff upon request.